As filed with the Securities and Exchange Commission on December 6, 2011

Registration No. 333-155393

Registration No. 333-120147

Registration No. 333-109992

Registration No. 333-96893

Registration No. 333-69486

Registration No. 333-38530

Registration No. 333-79359

Registration No. 333-66277

Registration No. 333-34287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-155393

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-120147

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-109992

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-96893

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-69486

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-38530

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-79359

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-66277

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-34287

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWALL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2551470
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3788 Fabian Way Palo Alto, California	94303
(Address of Principal Executive Offices)	(Zip Code)

Southwall Technologies Inc. 2007 Long Term Incentive Plan

Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants

Southwall Technologies Inc. 1997 Stock Incentive Plan

Southwall Technologies Inc. 1997 Employee Stock Purchase Plan

(Full title of the plans)

Miriam Rogers Singer

Vice President and Secretary

Southwall Technologies Inc.

3788 Fabian Way

Palo Alto, California 94303

(650) 798-1200

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, stock dividends or similar transactions, taken in the interim):

Registration Statement No. 333-155393, filed by Southwall Technologies Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 14, 2008, relating to the registration of 10,000,000 shares of common stock, par value $0.001 per share (the “Shares”), of the Company issuable under the Southwall Technologies Inc. 2007 Long Term Incentive Plan.

Registration Statement No. 333-120147, filed by the Company with the SEC on November 2, 2004, relating to the registration of (i) 4,000,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan and (ii) 1,250,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-109992, filed by the Company with the SEC on October 27, 2003, relating to the registration of (i) 250,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan and (ii) 150,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-96893, filed by the Company with the SEC on July 22, 2002, relating to the registration of (i) 250,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan, (ii) 100,000 Shares issuable under the Southwall Technologies Inc. 1997 Employee Stock Purchase Plan and (iii) 150,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-69486, filed by the Company with the SEC on September 17, 2001, relating to the registration of (i) 500,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan, (ii) 50,000 Shares issuable under the Southwall Technologies Inc. 1997 Employee Stock Purchase Plan and (iii) 300,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-38530, filed by the Company with the SEC on June 2, 2000, relating to the registration of 75,000 Shares issuable under the Southwall Technologies Inc. 1997 Employee Stock Purchase Plan.

Registration Statement No. 333-79359, filed by the Company with the SEC on May 26, 1999, relating to the registration of (i) 250,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan and (ii) 150,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-66277, filed by the Company with the SEC on October 28, 1998, relating to the registration of (i) 250,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan and (ii) 250,000 Shares issuable under the Southwall Technologies Inc. 1998 Stock Plan for Employees and Consultants.

Registration Statement No. 333-34287, filed by the Company with the SEC on August 25, 1997, relating to the registration of (i) 400,000 Shares issuable under the Southwall Technologies Inc. 1997 Stock Incentive Plan and (ii) 100,000 Shares issuable under the Southwall Technologies Inc. 1997 Employee Stock Purchase Plan.

On November 28, 2011, pursuant to the Agreement and Plan of Merger, dated as of October 6, 2011, by and among Solutia Inc., a Delaware corporation (“Parent”), Backbone Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold (if any) as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on December 6, 2011.

SOUTHWALL TECHNOLOGIES INC.

/s/ Miriam Rogers Singer
Miriam Rogers Singer
Vice President and Secretary